Exhibit 3.6

ARTICLES OF INCORPORATION OF

BROADCAST SOFTWARE INTERNATIONAL INC.

ARTICLE I

NAME

The name of the corporation is: Broadcast Software International Inc.

ARTICLE II

RESIDENT AGENT AND ADDRESS

The name of the resident agent and the agent’s street address where process may be served upon the corporation are:

NAME	ADDRESS
The Corporation Trust Company of Nevada	One East First Street Reno, Nevada, 89501

ARTICLE III

STOCK

The corporation is authorized to issue 1,000 shares of “no par” common stock.

ARTICLE IV

GOVERNING BOARD

Members of the governing board shall be styled Directors. The initial number of Directors is three (3). Hereafter the number of directors shall be determined according to the bylaws. The names and addresses of the initial Directors are as follows:

NAME	ADDRESS
Richard W. Weening	7141 North Highway 83 Hartland, WI 53029

NAME	ADDRESS
Lewis W. Dickey, Jr.	3060 Peachtree Road N.W., Suite 730 Atlanta, GA 30305

Eric Robison	110 One Hundred Tenth Avenue, NE Suite 550 Bellevue, WA 98004

ARTICLE V

INCORPORATOR

The name and address of the incorporator signing these Articles of Incorporation are:

NAME	ADDRESS
Patricia Leiker	Godfrey & Kahn, S.C. 780 North Water Street Milwaukee, WI 53202

ARTICLE VI

LIMITATION OF LIABILITY

No Director or officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a Director or officer involving any act or omission of any such Director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a Director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distributions in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article shall be prospective only and shall not adversely affect any limitation on the personal liability of a Director or officer of the corporation for acts or omissions prior to such repeal or modification.

IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation this 3rd day of September, 1999.

/s/ Patricia Leiker
Patricia Leiker

STATE OF WISCONSIN        )

                                                   ) ss.

COUNTY OF MILWAUKEE

On September 3, 1999, personally appeared before me, a Notary Public, Patricia Leiker, who acknowledged to me that she executed the foregoing Articles of Incorporation for Broadcast Software International Inc.

/s/ Brenda L. Lindsay
Brenda L. Lindsay, Notary Public
My commission expires 10/24/99

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